Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE September 12, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Promotions

HOUSTON, TX – (September 12, 2011) Cal Dive International, Inc. (NYSE:DVR) announced today the retirement of Scott T. Naughton, the Company’s Chief Operating Officer, effective September 9, 2011.  Also, the Company announced that John R. Abadie, Jr., the Company’s current Senior Vice President - Operations - Western Hemisphere, has been promoted to serve as Executive Vice President and Chief Operating Officer, and that G. Kregg Lunsford, the Company’s current Executive Vice President - Strategy and Business Development has been named Executive Vice President and Chief Strategy and Business Development Officer of the Company, both effective September 9, 2011.

Mr. Abadie has nearly 20 years of international and domestic offshore marine construction experience.  Mr. Abadie has been with Cal Dive for four years, most recently as the Company’s Senior Vice President - Western Hemisphere Operations. Prior to that, Mr. Abadie served in various management, project management and estimating positions with increasing levels of responsibility for Horizon Offshore, J. Ray McDermott, Inc. and Offshore Pipelines International throughout his career.  Mr. Abadie has a Bachelor of Science degree in Civil Engineering from Louisiana Tech University.

Mr. Lunsford has 20 years of finance, mergers and acquisitions and business development experience, focusing the past eight years on the marine construction industry.  Mr. Lunsford joined Cal Dive in 2003 and presently serves as the Company’s Executive Vice President – Strategy and Business Development.  Prior to that, Mr. Lunsford served as Executive Vice President, Chief Financial Officer and Treasurer of the Company for three years and held the Company’s senior level international executive position based in Singapore for two years.  Mr. Lunsford graduated magna cum laude from Sam Houston State University with a B.B.A. in Accounting and is a certified public accountant.

Quinn Hébert, President and Chief Executive Officer of the Company, stated “We sincerely appreciate the many contributions that Scotty Naughton has made to our Company during his long 35-year tenure.  Scotty is a well regarded executive in our industry and we wish him well in his retirement.  John Abadie has served our Company with merit in various senior level management positions.  We have every confidence in his ability to take on the role of Chief Operating Officer.

Kregg Lunsford did an outstanding job as our CFO and then moved into an executive operating role overseas.  Kregg’s efforts have been instrumental in the growth of Cal Dive’s business over the past five years, and he will take on a more prominent role in the strategic direction and business development for our Company.  I look forward to working more closely with both John and Kregg in their new roles as we grow the Company.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.